                                                                   Exhibit 10.20

                      [WORLDRES LETTERHEAD APPEARS HERE]

                                     3/9/98


Dear Mr. Wyatt,

          On behalf on WorldRes, Inc., (the "Company"), I am pleased to offer you the position of Vice President of Systems Development, reporting to the Chief Executive Officer. The terms of your relationship with the Company will be as indicated herein.

     1.   Position.  You will become the Vice President of Systems Development.
          --------
As such, you will have responsibilities as determined by Chief Executive Officer. Your start date will be no later than 3/30/98.

     2.   Base Salary.  You will be paid a base salary of $6041.66 twice monthly
          -----------
(i.e. $145,000 annual salary). Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). You will be entitled to 17 days of personal time off per year.

     3.   Benefits.  You will be entitled to standard medical and dental
          --------
insurance and other benefits provided generally to employees of the Company, when such benefits become available. You will also have the option to participate in the Company's 401K plan.

     4.   Stock Option.  Subject to the approval of the Board of Directors of
          ------------
the Company, you will be granted an option to purchase 90,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant, which shall be execrable at the rate of 1/4 of the shares one year after commencement of employment and 1/48th of the shares each month thereafter of completed employment (so that at the end of four years, your option will be fully vested).

     5.   Standard Employee Agreement.  Like all employees, you will be required
          ---------------------------
to sign the Company's standard confidentiality agreement relating to the protection of the Company's proprietary and confidential information and assignment of inventions. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

     6.   Federal Immigration Law.  For purposes of federal immigration law, you
          -----------------------
will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

     7.   At-Will Employment.  As is true for all employees, you will be an
          ------------------
employee-at-will, where employment may be terminated at any time by either party, with or without notice, and with or without cause.

     8.   Entire Agreement.  This Agreement, together with your Stock Option
          ----------------
Agreement, constitutes the entire agreement between the parties and supersedes all other agreements or understandings.

     Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning a copy of this letter. This offer is valid until 3/29/98 and will terminate if not accepted by such date.

                                             Very truly yours,

                                             WorldRes, Inc.



                                             /s/ Gregory A. Jones
                                             -------------------------
                                             Gregory A. Jones, CEO


The foregoing terms and conditions are hereby accepted:


Signed: /s/ Paul N. Wyatt
        ----------------------

Date:   11 March 1998
        ----------------------